Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S R E L E A S E

CONTACT: Elise A. Garofalo
Director of Investor Relations
302-778-8227

GrafTech International Reports 2004 Second Quarter Results

        Wilmington, DE – July 29, 2004 – GrafTech International Ltd. (NYSE:GTI) today announced financial results for the second quarter ended June 30, 2004.

2nd Quarter Overview

o	Net income was $18 million, or $0.18 per diluted share, as compared to a net income of $7 million, or $0.12 per diluted share, in 2Q03.

o	Net income was $13 million, or $0.13 per diluted share, before restructuring charges of $3 million ($2 million after tax), a gain of $12 million (before and after tax) from a previously announced reduction of the EU antitrust fine and $7 million of Other Expense, net ($5 million after tax). Net income was $3 million, or $0.05 per diluted share, in 2Q03, before restructuring charges of $1 million (before and after tax), a gain on the sale of discontinued operations of $1 million (before and after tax), $2 million ($1 million after tax) of accelerated interest benefits related to the reduction of $20 million of senior notes outstanding and Other Income, net of $6 million ($3 million after tax). (See attached reconciliation.)

o	Net sales increased 18% to $213 million versus 2Q03

o	Graphite electrode sales volume increased 10% to 55.9 thousand metric tons from 2Q03 and average sales revenue per metric ton increased 7% to $2,507 from 2Q03, including the impact of net changes in currency exchange rates.

o	Electronic thermal management sales were $3 million versus less than a half a million dollars in 2Q03.

o	Gross profit increased 26% to $54 million from 2Q03 and 22% from 1Q04.

o	EBITDA was $31 million ($38 million before $7 million of Other Expense, net) versus $35 million ($29 million before $6 million of Other Income, net) in 2Q03. (See attached reconciliation.)

o	Launched a break-through ETM product, SpreaderShield™500, which exceeds the thermal conductivity of copper by 35%.

o	GTI received the prestigious 2004 R&D 100 Award for its new eGRAF®SpreaderShield™ product which is being used in consumer electronics including the latest generation Sony Vaio X505, which is the lightest laptop sold in the marketplace today. This is the 2nd year in a row GTI received this recognition for ETM products.

	June YTD	June YTD	2004 YTD vs
Dollars in millions except EPS	2003	2004	2003 YTD
Net Sales	$351	$410	+ 17%
Gross Profit	$82	$99	+ 21%
Gross Margin	23.4%	24.3%
EBITDA before special items*	$52	$69	+ 33%
Net Income before special items *	$4	$21	+ 425%
EPS before special items *	$0.06	$0.22	+ 267%

         *Non-GAAP — See attached reconciliations.

        Craig Shular, Chief Executive Officer of GTI, commented, “Our team continues to deliver improved performance despite continued upward cost pressures. All of our businesses showed improved net sales, including graphite electrodes, where year to date sales volume increased 9 percent compared to 2003 and prices increased 8 percent, including the impact of net changes in currency exchange rates, and electronic thermal management (ETM) products, where we delivered year to date record sales of $5 million compared to a half a million dollars in the 2003 first half. We also saw favorable order patterns and product mix in both our advanced carbon and advanced graphite materials businesses. Gross profit also benefited from the lowering of overall costs from our cost management initiatives, which remain a high priority for us.”

    Mr.  Shular continued, “Our electronic thermal management business is gaining traction. We received several key product approvals during the quarter, including Samsung’s next generation plasma display panel television and laptop applications at Toshiba and Sharp, and we introduced our new eGRAF® Spreadershield™ material which is over 35% more conductive than copper. Also, we were once again honored this year with the prestigious R&D 100 award for our eGRAF Spreadershield product. We continue building our ETM sales, marketing and R&D teams. We are very pleased with the progress this business team is making and the breadth of our successful applications, which include cell phones, plasma display panels, laptops, servers, projectors and cameras. Following the strong first half achievements in the electronic thermal management business, we now expect 2004 annual revenues for this business to be approximately $12 million, 50 percent higher than previously guided.”

Synthetic Graphite Line of Business

(Graphite electrodes, cathodes and advanced graphite materials)

        The synthetic graphite line of business had net sales of $187 million in the 2004 second quarter as compared to $162 million in the 2003 second quarter. The increase was primarily due to higher net sales of graphite electrodes, including the benefit of net changes in currency exchange rates, and higher net sales of advanced graphite materials. The average sales revenue per metric ton of graphite electrodes in the 2004 second quarter was $2,507 as compared to $2,347 per metric ton in the 2003 second quarter. Approximately one third of the increase was due to the benefits of net changes in currency exchange rates. Graphite electrode sales volume was 55.9 thousand metric tons, 10 percent higher than in the same period in 2003, as a result of higher demand from a strong steel industry. Advanced graphite materials sales also increased year over year, mainly due to the strengthening in the semiconductor, electronics, oil services and transportation markets.

        Gross profit for the synthetic line of business was $48 million in the 2004 second quarter, 24 percent higher than in the same period in 2003. The increase in gross profit was primarily due to higher net sales and improved productivity throughout our manufacturing network. Gross profit also benefited from favorable changes in product mix in the advanced graphite materials business, which is not expected to recur in the 2004 second half. These improvements were partially offset by continued upward pressure on energy and raw material costs, particularly petroleum based raw materials, higher freight costs and the negative impact of net changes in currency exchange rates on costs. Gross margin for the synthetic line of business was 25.6 percent as compared to 23.8 percent in the 2003 second quarter.

        In the 2004 second quarter, GTI completed the graphite electrode contract bidding in South Africa, where the contract year runs from July 1 to June 30. Contract prices increased approximately $125 per metric ton, or about 5 percent, across all product lines. This market represents approximately 10-12 percent of GTI’s annual graphite electrode sales volume.

Other lines of Business

(Natural graphite (AET) and advanced carbon materials lines of business – Note that this segment has been restated for prior periods to exclude GTI’s composite tooling business that was sold in June 2003.)

        Net sales for GTI’s other businesses totaled $26 million for the 2004 second quarter as compared to $19 million in the 2003 second quarter. The increase in net sales was primarily due to electronic thermal management sales of $3 million, an increase of over $2.5 million from the 2003 second quarter, and higher sales volume of carbon electrodes and refractory products. Carbon electrode and carbon refractory sales were strong in the 2004 second quarter due to order patterns and timing, which is not expected to recur in the 2004 third quarter. Gross profit increased to $6 million, or 25.9 percent of net sales, as compared to $4 million, or 24.3 percent of net sales, in the 2003 second quarter as a result of higher net sales and more profitable product mix.

        Electronic Thermal Management 2nd Quarter Highlights:

o	Received the prestigious R&D 100 Award for its newly developed eGRAF®Spreadershield™ product. R&D Magazine recognizes the 100 most technologically significant new products introduced globally each year. This is the second year in a row GTI received this award for ETM products.

o	Received approval for products in Samsung SDI’s next generation plasma display panel (PDP) television, which will be Samsung’s premier plasma display model for 2005-2006. This next generation PDP is expected to be introduced in late 2004.

o	Received approval for products in certain new, ultra light Toshiba and Sharp laptops in Japan.

o	Commercially launched a new, highly conductive material as part of the eGRAF®SpreaderShield™ product line. This material has a thermal conductivity of 500 W/mK (W/mK or Watts per meter Kelvin is a measure of conductivity, the higher the better) that is 35 percent more thermally conductive and 80 percent lighter than copper, which has been the most frequently used solution for the most demanding thermal management applications.

o	Continued to build our ETM team, hiring key personnel in marketing, R&D and sales.

Corporate

        Selling, general and administrative and research and development expenses were $24 million in the 2004 second quarter as compared to $23 million in the 2003 second quarter. The 2004 second quarter, as compared to the 2003 second quarter, reflects higher selling expenses associated with higher net sales, higher costs from the acceleration of our global systems implementation, costs associated with process improvements and efforts associated with Sarbanes-Oxley. These increases were primarily offset by lower administrative costs as compared to 2003.

        Other Expense, net, was $7 million in the 2004 second quarter consisting primarily of approximately $3 million of negative effects from net changes in currency exchange rates, including a $2 million non-cash loss from the impact of changes in currency exchange rates on euro-denominated intercompany loans, approximately $1.5 million for certain environmental work primarily associated with the demolition of buildings in Tennessee and approximately $1 million of transaction related taxes. Other Income, net, was $6 million in the 2003 second quarter, primarily due to currency exchange benefits associated with euro-denominated intercompany loans, which was partially offset by other expenses including an approximately $1 million mark to market cost adjustment on $500 million of interest rate caps.

        In the 2004 second quarter, GTI recorded a gain of $12 million (before and after tax) associated with the EU’s decision to reduce the antitrust fine levied on GTI in 2001 by about 17 percent or Euro 8.4 million. GTI received the refund in the 2004 second quarter. GTI also recorded a restructuring charge of $3 million ($2 million after tax) primarily due to the completion of severance arrangements for approximately two-thirds of the employees terminated in connection with the closure of our Italian graphite electrode manufacturing facility.

        Interest expense was $10 million in the 2004 second quarter, approximately $1 million higher than expected due to the increase in variable interest rates during the quarter. Interest expense is expected to be about $39 million for 2004 due to rising interest rates.

        The effective income tax rate was approximately 35 percent for the 2004 second quarter.

        Net income per diluted share was $0.18 for the 2004 second quarter as compared to net income per diluted share of $0.12 in the 2003 second quarter.

        Net debt was $620 million at the end of the 2004 second quarter as compared to $613 million at the end of the 2004 first quarter (See attached reconciliation). Cash flow from operations was a positive $2 million for the 2004 second quarter. A $29 million use of cash in working capital was primarily driven by a $24 million increase in accounts receivable during the quarter due to higher net sales and the discontinuation of factoring of accounts receivable. Capital expenditures were $11 million.

Outlook

    Mr.  Shular commented on the outlook, “The steel market continues to be strong and our graphite electrode order book remains full. We have achieved higher production rates at our graphite electrode manufacturing facilities through the acceleration of our productivity initiatives and we now expect graphite electrode sales volume to be about 10 percent higher than 2003 levels. On the cost side, we continue to direct our efforts toward offsetting the escalation in our energy and raw material input costs and expect benefits from our spend reduction initiatives to continue through 2004. However, higher raw material costs, mainly energy and petroleum based raw materials, and higher interest expense are expected to continue to influence our results for 2004. Accordingly, this will bias our results to the lower end of our annual earnings guidance range of $0.55-$0.65 per share excluding restructuring charges, antitrust reserve adjustment and other expense, net.”

    Mr.  Shular continued, “For the 2004 third quarter, we expect earnings per diluted share, excluding restructuring charges, antitrust reserve adjustment and other income/expense, net, to be between $0.12-$0.15. Graphite electrode sales volume in the third quarter is projected to be approximately 54,000 metric tons.”

        In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The dial-in number is 800-240-2134 for domestic and 303-262-2190 for international. If you are unable to listen to the live call, the call will be archived and available for replay within one day of the original broadcast on our website at www.graftech.com under the Investor Relations section.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 60 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

NOTE ON FORWARD-LOOKING STATEMENTS: This release and any related discussions may contain forward-looking statements about such matters as: future production, prices and sales of and demand for various products; future operational and financial performance of various businesses; economic conditions; interest rate management activities; strategic and business plans; legal matters; consulting projects; potential actions regarding debt or equity securities; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. We have no duty to update these statements. Actual future events, results and conditions could differ materially due to various factors, including: the possibility that global or regional economic or end market conditions for our products may not improve or may worsen; the possibility that anticipated electric arc furnace (EAF) steel production capacity additions may not occur, that graphite electrode (GE) manufacturing capacity reductions may not occur or that GE manufacturing capacity additions may occur; the possibility that increased EAF steel production or GE manufacturing capacity reductions may not result in stable or increased GE demand, prices or volumes; the possibility that quarterly or annual GE prices may differ from current spot prices; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in aluminum smelting; the possibility that anticipated aluminum smelting capacity additions using graphite cathodes may not occur or that increased production of cathodes by competitors may occur; the possibility that increased production of aluminum or stable production of cathodes by competitors may not result in stable or increased cathode demand, prices or volumes; the possibility of delays in or failure to achieve widespread commercialization of fuel cells which use our products or that fuel cell manufacturers may obtain those products from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved products; the possibility of delays in meeting or failure to meet contractual or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet any growth in demand; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; unanticipated events or circumstances relating to antitrust investigations or antitrust or other lawsuits; the possibility that expected cost savings will not be fully realized or that anticipated asset sales may be delayed or may not occur or result in anticipated proceeds; the possibility that the anticipated benefits from organizational changes may be delayed or may not occur or that our provision for income taxes and effective income tax rate may fluctuate significantly; unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties or related to labor relations; the possibility that financial information contained in this release can change upon final review or audit; the possibility that changes in market prices of our common stock or senior notes may affect our de-leveraging activities; changes in interest or currency exchange rates, in competitive conditions in raw material or energy supplies or costs or in inflation; the possibility of failure to satisfy conditions to, or of breach of terms of, our strategic alliances; the possibility of changes in government funding of, or the failure to satisfy eligibility conditions to, government grants; the possibility that changes in financial performance may affect our compliance with financial covenants or the availability of funds under our revolving credit facility; the possibility of interruptions in production at our facilities due to, among other things, critical equipment failure or interruption in major raw material or energy supplies; changes in tax laws and tax and fiscal policies; developments in the Middle East, the occurrence of terrorist acts and developments in the war on terrorism; the possibility that we may not achieve our earnings estimates; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. Except as otherwise specifically noted, references to spot prices and cost savings are based on and subject to the factors, assumptions and limitations detailed in our filings with the SEC. No statement in this release or any related discussions shall to constitute a reaffirmation or updating of any earnings or other guidance as of date after that on which originally publicly disclosed or an admission in connection with any claim or lawsuit. This release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except share and per share data)
(Unaudited)

ASSETS	At December 31, 2003	At June 30, 2004
Current Assets:
Cash and cash equivalents	$34	$56
Accounts and notes receivable, net of allowance for doubtful accounts of
$4 million at December 31, 2003 and June 30, 2004	126	185
Inventories:
Raw materials and supplies	47	56
Work in process	123	119
Finished goods	34	33

	204	208
Prepaid expenses and other current assets	24	21

Total current assets	388	470
Property, plant and equipment	1,031	1,012
Less: accumulated depreciation	691	678

Net property, plant and equipment	340	334
Deferred income taxes	176	167
Goodwill	20	21
Assets held for sale	1	1
Other assets	42	43

Total assets	$967	$1,036

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$89	$76
Short-term debt	1	--
Accrued income and other taxes	31	14
Other accrued liabilities	173	86

Total current liabilities	294	176

Long-term debt:
Principal value	516	676
Fair value adjustment for hedge instruments	14	2
Unamortized bond premium	4	2

Total long-term debt	534	680

Other long-term obligations	193	167
Deferred income taxes	43	43
Minority stockholders' equity in consolidated entities	31	31
Commitments & contingencies	--	--
Stockholders' Deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized,	--	--
none issued
Common stock, par value $.01, 150,000,000 shares authorized, 96,402,287
& 100,363,082 shares issued at December 31, 2003 and June 30, 2004, respectively	1	1
Additional paid-in capital	893	944
Accumulated other comprehensive loss	(286)	(288)
Accumulated deficit	(644)	(626)
Less: cost of common stock held in treasury, 2,451,035 shares at December 31, 2003
and June 30, 2004	(86)	(86)
Less: cost of common stock held in employee benefit trusts, 503,232
shares at December 31, 2003 and June 30, 2004	(6)	(6)

Total stockholders' deficit	(128)	(61)

Total liabilities and stockholders' deficit	$967	$1,036

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2004	2003	2004
Net Sales	$181	$213	$351	$410
Cost of Sales	138	159	269	311

Gross Profit	43	54	82	99
Research and development	2	2	5	4
Selling, administrative and other expenses	21	22	42	43
Other (income) expense, net	(6)	7	(10)	20
Restructuring Charges	1	3	20	4
Antitrust investigations and related lawsuits and claims	--	(12)	--	(11)
Interest expense	13	10	27	17
Interest income	--	--	--	(1)

	31	32	84	76

Income (loss) from continuing operations before provision for income tax and minority stockholders' share of income	12	22	(2)	23
Provision for income taxes	5	4	1	5

Net income (loss) of consolidated entities before minority stockholders' share of income	7	18	(3)	18
Less: Minority stockholders' share of income	1	--	1	--

Net income (loss) from continuing operations	6	18	(4)	18
Discontinued operations:
Income from discontinued operations (less applicable income tax expense)	--	--	1	--
Gain on sale of discontinued operations (less applicable income tax expense)	1	--	1	--

Net Income (loss)	$7	$18	$(2)	$18

Basic income (loss) per common share:
Net Income (loss) from continuing operations	$0.11	$0.18	$(0.06)	$0.18
Discontinued operations	0.01	--	0.02	--

Net income (loss) per share	$0.12	$0.18	$(0.04)	$0.18

Weighted average common shares outstanding (in thousands)	57,037	97,375	56,829	95,621

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.11	$0.18	$(0.06)	$0.18
Discontinued operations	0.01	--	0.02	--

Net Income (loss) per share	$0.12	$0.18	$(0.04)	$0.18

Weighted average common shares outstanding (in thousands)	57,040	98,846	56,829	97,478

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Cash flow from operating activities:
Net income (loss)	$7	$18	$(2)	$18
Income from discontinued operations	--	--	1	--
Gain on sale of discontinued operations	1	--	1	--

Income (loss) from continuing operations	6	18	(4)	18
Adjustments to reconcile net income (loss) to cash provided by operations:
Depreciation and amortization	8	8	15	17
Deferred income taxes	(5)	2	(10)	14
Antitrust investigations and related lawsuits and claims	--	--	--	1
Restructuring charge	1	3	20	4
Loss on exchange of common stock for senior notes	--	--	--	5
Interest expense	--	--	--	(3)
Fair value adjustments on interest rate caps	--	--	--	2
Other (credit) charges, net	(5)	1	(20)	2
(Increase) decrease in working capital*	(8)	(29)	(27)	(195)
Long-term assets and liabilities	2	(1)	--	(17)

Net cash used in operating activities from continued operations	(1)	2	(26)	(152)

Net cash provided by operating activities from discontinued operations	--	--	1	--
Net cash provided by (used in) operating activities	(1)	2	(25)	(152)

Cash flow from investing activities:
Capital expenditures	(11)	(11)	(20)	(21)
Purchase of derivative investments	--	(2)	--	(1)
Proceeds from sale of discontinued operations	15	--	15	--

Net cash provided by (used in) investing activities	4	(13)	(5)	(22)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	10	(2)	4	(1)
Revolving facility borrowings (reductions), net	(34)	--	1	--
Long-term debt borrowings	--	--	--	225
Long-term debt reductions	--	--	--	(29)
Proceeds from sale of interest rate swap, net	21	--	31	--
Purchase of interest rate caps	(1)	--	(5)	--
Proceeds from exercise of stock options	--	2	--	7
Financing costs	--	--	--	(7)
Dividends paid to minority stockholders	--	--	(4)	--

Net cash provided by (used in) financing activities	(4)	--	27	195

Net increase (decrease) in cash and cash equivalents	(1)	(11)	(3)	21
Effect of exchange rate changes on cash and cash equivalents	--	1	--	1
Cash and cash equivalents at beginning of period	9	66	11	34

Cash and cash equivalents at end of period	$8	$56	$8	$56

Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest expense	$8	$--	$33	$18

Income taxes	$4	$7	$5	$11

Non-cash operating, investing and financing activities:
Exchanges of common stock for senior notes which decrease long-term debt	$20	$--	$20	$38
*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$(19)	$(20)	$(6)	$(15)
Reduction in factoring of accounts receivable	--	(4)	--	(45)
Inventories	--	6	(9)	(6)
Prepaid expenses and other current assets	(4)	(1)	(3)	--
Payment for antitrust investigations and related lawsuits and claims	--	(6)	(4)	(77)
Restructuring payments	(2)	(1)	(3)	(14)
Decrease in accounts payable and accruals	17	(3)	(2)	(38)

Increase in working capital	$(8)	$(29)	$(27)	$(195)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in millions)
(Unaudited)

	Q2 2003	Y-T-D 2003	Q1 2004	Q2 2004	Y-T-D 2004
NET SALES:
Synthetic Graphite	$162	$311	$174	$187	$361
Other	19	40	23	26	49

Total	$181	$351	$197	$213	$410

COST OF SALES:
Synthetic Graphite	$123	$238	$133	$139	$272
Other	15	31	19	20	39

Total	$138	$269	$152	$159	$311
GROSS PROFIT:
Synthetic Graphite	$ 39	$ 73	$ 41	$ 48	$ 89
Other	4	9	4	6	10

Total	$ 43	$ 82	$ 45	$ 54	$ 99
GROSS PROFIT MARGIN:
Synthetic Graphite	23.8%	23.3%	23.5%	25.6%	24.6%
Other	24.3%	24.7%	17.6%	25.9%	21.9%

Total	23.9%	23.4%	22.8%	25.6%	24.3%

        NOTE ON SEGMENT DATA: The “Other” segment has been restated for prior periods to exclude GTI’s composite tooling business that was sold in June 2003.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation
	Three Months Ended June 30, 2003	Three Months Ended June 30, 2004
Net income (loss) [$0.12 and $0.18 per diluted share,	$7	$18
respectively]
Adjustments:
Restructuring and impairment net of tax	1	2
Reduction of EU antitrust fine		(12)

Gain on sale of discontinued operations	(1)	--

Income (loss) excluding adjustments [$0.12 and $0.08 per
diluted share, respectively]	$7	$8

Other (income) expense, net, net of tax	$(3)	$5

Income (loss) excluding restructuring, impairment, reduction of EU antitrust fine, gain on sale of discontinued operations and Other (Income) Expense, net [$0.07 and $0.13 per diluted share, respectively]	$4	$13
Less: Interest benefit from accelerated amortization of gains on interest rate swaps, net of tax	1	--

Income (loss) excluding restructuring, impairment, reduction of EU antitrust fine, Other (Income) expense, net and interest benefit from accelerated amortization of gains from interest rate swaps [$0.05 and $0.13 per diluted share, respectively]	$3	$13

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

        NOTE ON RECONCILIATION OF EARNINGS, EBITDA AND NET DEBT GUIDANCE DATA: Earnings, EBITDA and net debt guidance is provided on a GAAP basis assuming that interest rates for the 2004 second half are approximately 25 basis points higher than 6-month LIBOR in June 2004, assuming no change in currency exchange rates and excluding other (income) expense, net. GTI does not forecast changes currency exchange rates. Changes in these rates can affect such items as net sales and cost of sales

(in each case as translated into dollars) and other (income) expense, net, due to translation of currency gains and losses on intercompany loans or mark-to-market adjustments on interest rate swaps and caps. GTI may record restructuring charges of about $6 million, before tax, over the next 12 months; however, it cannot forecast the amount for any specific quarter or year. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, earnings, EBITDA and net debt guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

        Earnings outlook for 2004 is based upon 98.2 million weighted average shares outstanding for the 2004 full year and 98.8 million weighted average shares outstanding for the 2004 third quarter. These shares are estimated based on 2004 second quarter diluted weighted average shares outstanding. GTI does not forecast the future impact of any additional stock options or other stock-based compensation or of convertible senior debentures on shares outstanding for the periods forecasted, which may increase due to grant, exercise or conversion or due to changes in share price or accounting principles.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation
	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
Net Income (loss) [($0.04) and $0.18 per diluted share, respectively]	$(2)	$18
Adjustments:
Restructuring and impairment net of tax	13	3
Reduction of EU antitrust fine	--	(11)
Gain on sale of discontinued operations	(1)	--

Income (loss) excluding adjustments [$0.17 and $0.10 per diluted share, respectively]	$ 10	$ 10

Other (Income) Expense, net, net of tax	$(5)	$ 13

Income (loss) excluding restructuring, impairment,
reduction of EU antitrust fine, gain on sale of
discontinued operations and Other (Income) Expense,
net $0.08 and $0.24 per diluted share, respectively]	$ 5	$ 23
Less: Interest benefit from accelerated amortization of gains on interest rate swaps, net of tax	1	(2)

Income (loss) excluding restructuring, impairment,
reduction of EU antitrust fine, Other (Income) expense,
net and interest benefit from accelerated amortization
of gains from interest rate swaps [$0.06 and $0.22 per
diluted share, respectively]	$ 4	$ 21

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

EBITDA Reconciliation
	Q2 2003	2003 YTD	Q1 2004	Q2 2004	2004 YTD
Net income (loss)	7	(2)	--	18	18
Add back:
Minority stockholders' share of income	1	1	--	--	--
Provision for (benefit from) income taxes	5	1	1	4	5
Depreciation and amortization	8	15	9	8	17
Interest expense	13	27	7	10	17
Interest income	--	--	(1)	--	(1)
Antitrust investigations and related lawsuits and claims	--	--	1	(12)	(11)
Restructuring & impairment losses on long lived
and other assets	1	20	1	3	4

EBITDA	35	62	18	31	49
Other (income) expense, net, included above	($ 6)	($10)	$ 13	$ 7	$ 20

EBITDA before other (income) expense, net	29	52	31	38	69

EBITDA before Other (Income) Expense, net as a percent of sales	16.0	14.8	15.7	17.8	16.8

MEMO : Income from discontinued operations	--	$ 1	--	--	--
MEMO : Gain on sale of discontinued operations	$ 1	$ 1	--	--	--
MEMO : Cash portion of restructuring and impairment losses	$ 1	$ 16	--	$ 3	$ 3

        NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GTI currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that EBITDA is generally accepted as providing useful information regarding a company’s ability to incur and service debt. GTI also believes that EBITDA provides useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA as well as other financial measures in connection with its decision-making activities. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior-secured bank credit facilities or its senior notes.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Net Debt Reconciliation
	Dec-03	Mar-04	Jun-04
Long-term debt	$534	$702	$680
Short-term debt	1	2	--

Total debt	$535	$704	$680
Less:
Fair value adjustments for hedge instruments	14	23	2
Unamortized bond premium	4	2	2
Cash and cash equivalents	34	66	56

Net debt	$483	$613	$620

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. Interest rate swaps (current hedge instruments) that have been marked-to-market currently represent a liability of $25 million with an offsetting non-cash adjustment recorded as a component of long-term debt on the Consolidated Balance Sheet. Realized gains on interest rates swaps (terminated hedge instruments) currently represent an increase to long-term debt on the Consolidated Balance Sheet of $27 million and will be amortized into the Consolidated Statement of Operations as a reduction to interest expense over the remaining life of the senior notes. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior-secured bank credit facilities. GTI does not forecast the fair value adjustment for hedging instruments.